Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Perrigo Company plc (formerly known as Perrigo Company Limited) pertaining to (1) the Perrigo Company 2013 Long-Term Incentive Plan, (2) the Perrigo Company 2008 Long-Term Incentive Plan, (3) the Perrigo Company 2003 Long-Term Incentive Plan, and (4) the Perrigo Company Profit-Sharing and Investment Plan of our reports dated August 15, 2013, with respect to the consolidated financial statements and schedule of Perrigo Company, and the effectiveness of internal control over financial reporting of Perrigo Company, included in its Annual Report (Form 10-K) for the year ended June 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
December 18, 2013